Exhibit 8.1

                        November 5, 2004

Fieldstone Investment Corporation
11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044

Ladies and Gentlemen:

        We have acted as counsel to Fieldstone Investment Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-11 (File No. 333-114802) (together with all amendments thereto, the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the resale of up to 43,345,033 shares of the Company's common stock, par value $.01 per share, by the Selling Stockholders named in the prospectus which forms a part of the Registration Statement (the "Prospectus"). In connection with the Registration Statement, we have been asked to provide to the Company the legal opinions set forth below.

Basis for Opinions

        The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts, which changes may apply retroactively and that might result in material modifications of one or both of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Registration Statement, including the Prospectus contained therein; (2) the Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation"); (3) the Bylaws of the Company; and (4) such other documents as we deemed necessary or appropriate. The opinions set forth in this letter also are premised on certain written factual representations of the Company contained in a letter to us dated November 5, 2004 (the "Management Representation Letter").

        We have made such legal and factual inquiries, including an examination of the documents set forth above, including the Registration Statement and the Management Representation Letter, as we have deemed necessary or appropriate for purposes of rendering our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and have assumed that the factual information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any facts inconsistent with the representations set forth in the Management Representation Letter. Furthermore, where a factual representation involves terms defined in the Code, the Treasury regulations, published rulings of the IRS, or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such a factual representation. Finally, our opinions are limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

        In connection with our opinion, we have assumed, with your consent:

          (i)    that (A) all of the representations and statements set forth in the documents that we reviewed, including the Registration Statement and the Management Representation Letter (collectively, the "Reviewed Documents"), are true, correct, and complete, (B) any factual representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms, provided that, notwithstanding any of the foregoing, we are not making any assumption as to the accuracy or completeness with respect to statements in the Registration Statement describing provisions of federal income tax law, which statements are covered by our second opinion set forth below;

          (ii)   the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

          (iii)  that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

          (iv)  that, as represented by the Company, the Company's predecessor, Fieldstone Holdings Corporation, a Delaware corporation ("Fieldstone Holdings"), was a small business corporation (within the meaning of Section 1361(b) of the Code) for which an election under Section 1362(a) of the Code (an "S election") was in effect from and after January 1, 2003, until the close of November 12, 2003, the day prior to November 13, 2003, on which Fieldstone Holdings' S election was effectively revoked in compliance with Section 1362(d)(1) of the Code and Treas. Regs. §§ 1.1362-6(a)(3) and -6(b) (the "Revocation Date"), that Fieldstone Holdings satisfied all filing requirements under the Code necessary to treat Fieldstone Mortgage Company, a Maryland corporation and a wholly owned subsidiary of Fieldstone Holdings, as a "qualified Subchapter S subsidiary" of Fieldstone Holdings from and after January 1, 2003, and that Fieldstone Holdings satisfied all filing requirements under the Code necessary to treat the Company as a "qualified Subchapter S subsidiary" of Fieldstone Holdings from the Company's formation date until the close of the day preceding the Revocation Date;

          (v)   that, as represented by the Company, the Company elected with the tax return properly filed on behalf of Fieldstone Holdings for the short taxable year that ended at the close of the day preceding the Revocation Date to treat all distributions made by Fieldstone Holdings in 2003 as being made first from the accumulated "C" corporation "earnings and profits" of Fieldstone Holdings, and such election, and the shareholder consents required in connection with such election, satisfied the requirements of Section 1368(e)(3) of the Code and Treas. Regs. §§ 1.1368-1(f)(2) and -1(f)(5);

          (vi)  that, as represented by the Company, the Company elected, with the tax return properly filed for its short taxable year beginning on the Revocation Date and ended December 31, 2003, under Section 1362(e)(3) of the Code, not to apply the rules provided in Section 1362(e)(2) of the Code (relating to a pro rata allocation of taxable items during an S termination year), and such election, and the shareholder consents required in connection with such election, satisfied the requirements set forth under Treas. Regs. §§ 1.1362-6(a)(5) and -6(b);

          (vii) that, as represented by the Company, the Company has not had and will not have as of the close of any taxable year, commencing with its short taxable year ended December 31, 2003, any "earnings and profits" accumulated during any taxable year that it was not a REIT 1/; and

          (viii) that each of the Company and each entity in which it owns an interest, either directly or indirectly, (i) was validly organized under the laws of the state where it is purported to be organized, and (ii) has been and will continue to be operated in the manner described in its organizational documents and in the Registration Statement and Management Representation Letter.

        Any material variation or difference in the facts or conclusions from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

  1.
  The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, commencing with its short taxable year that began on November 13, 2003 and ended December 31, 2003, and the Company's current organization and intended method of operation (as described in the Management Representation Letter and the Registration Statement) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2004 and thereafter; and

  2.
  To the extent that each discussion in the Prospectus under the captions "Risk Factors—Tax Risks" and "Material Federal Income Tax Considerations" describes provisions of applicable U.S. federal income tax law, it is correct in all material respects as of the date hereof.

        The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. We have not reviewed and will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the entities in which it owns an interest, whether directly or indirectly, the sources of their income, the nature of their assets, the level of the Company's distributions to its shareholders and the diversity of the Company's share ownership for any given taxable year have satisfied and will satisfy the requirements under the Code for qualification and taxation as a REIT.

1/
The Company's ability to qualify as a REIT depends upon it not having, as of December 31, 2003 or any subsequent taxable year, any "earnings and profits" accumulated in any taxable year during which it was not a REIT, including those years during which its predecessor, Fieldstone Holdings, was a "C" corporation. The calculation of "earnings and profits" depends upon a number of factual and legal interpretations related to the activities and operations of Fieldstone Holdings and its subsidiary, Fieldstone Mortgage, during their taxable years as "C" corporations and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the prior tax returns of Fieldstone Holdings and propose adjustments to increase its taxable income, which could result in the Company being considered to have undistributed non-REIT "earnings and profits" at the close of its taxable year ended December 31, 2003. In such event, the Company would not qualify as a REIT during any taxable year that it had undistributed non-REIT "earnings and profits" unless it satisfies certain deficiency dividend procedures set forth in the Code.

        For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions in the Prospectus under the captions "Risk Factors—Tax Risks" and "Material Federal Income Tax Considerations."

        This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. This opinion letter has been prepared for your use in connection with the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency (other than the IRS or any state, local or foreign taxing authority) or other person or entity, without the prior written consent of this firm. This opinion letter speaks as of the date hereof. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                        Very truly yours,

                        /s/ Hogan & Hartson L.L.P.

                        HOGAN & HARTSON L.L.P.